United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
             SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number: 333-40113-05

            BOMBARDIER CAPITAL MORTGAGE SECURITIZATION CORPORATION
            ------------------------------------------------------
                                  (Depositor)
            (Exact name of registrant as specified in its charter)

                                 on behalf of

                           BCMSC TRUST SERIES 2000-A


            P.O. Box 413, Colchester, Vermont 05466; (802) 654-7200
            -------------------------------------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        See Schedule A attached hereto.
                        -------------------------------
           (Title of each class of securities covered by this Form)

                                     None.
                                     -----
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   / /         Rule 12h-3(b)(1)(i)   /X/
                                   -                                 -
            Rule 12g-4(a)(1)(ii)  / /         Rule 12h-3(b)(1)(ii)  / /
                                   -                                 -
            Rule 12g-4(a)(2)(i)   / /         Rule 12h-3(b)(2)(i)   / /
                                   -                                 -
            Rule 12g-4(a)(2)(ii)  / /         Rule 12h-3(b)(2)(ii)  / /
                                   -                                 -
                                              Rule 15d-6            / /
                                                                     -


Approximate number of holders of record as of the certification or notice date: See Schedule B attached hereto.

                                 (Page 1 of 4)

Pursuant to the requirements of the Securities Exchange Act of 1934 Bombardier Capital Mortgage Securitization Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                       BOMBARDIER CAPITAL MORTGAGE
                                       SECURITIZATION CORPORATION


Date: April 8, 2003                    By: /s/ LAWRENCE F. ASSELL
                                          -----------------------------
                                          Name:  Lawrence F. Assell
                                          Title: President





                                 (Page 2 of 4)

                                  SCHEDULE A
                                  ----------

                       Title of each class of securities
                            covered by this Form 15
                            -----------------------

                                   Class A-1
                                   Class A-2
                                   Class A-3
                                   Class A-4
                                   Class A-5
                                   Class M-1
                                   Class M-2






                                  Schedule A
                                 (Page 3 of 4)

                                  SCHEDULE B
                                  ----------

                  Approximate number of holders of record as
             of the date of this Form 15 (by class of securities)
             ----------------------------------------------------


              Class of Securities       Number of Holders of Record
              -------------------       ---------------------------
                     Class A-1                           3
                     Class A-2                          35
                     Class A-3                           5
                     Class A-4                          24
                     Class A-5                           2
                     Class M-1                           4
                     Class M-2                           6



                                  Schedule B
                                 (Page 4 of 4)